Exhibit 2.1

THIRD Amendment to MEMBERSHIP INTEREST PURCHASE Agreement

This Third Amendment to Membership Interest Purchase Agreement (the “Amendment”) is made and entered into to be effective as of this 29th day of April, 2021, by and among Assisted 4 Living, Inc., a Nevada corporation (“Buyer”), Trillium Healthcare Group, LLC, a Florida limited liability company (“Seller”) and Richard T. Mason (“Mason”), and G. Shayne Bench (“Bench”, and together with Seller and Mason, each a “Seller Party”, and, collectively, the “Seller Parties”). Buyer and Seller Parties are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized but undefined terms in this Amendment shall have the meanings given them in the Membership Interest Purchase Agreement (as amended, the “Purchase Agreement”), dated as of January 29, 2021, by and among the Parties.

Recitals:

A.	Section 10.3 of the Purchase Agreement provides that the Purchase Agreement may not be amended except by a written agreement signed by each of the Parties.

B.	The Parties previously entered into a certain First Amendment to Membership Interest Purchase Agreement, dated as of March 4, 2021, and a certain Second Amendment to Membership Interest Purchase Agreement, dated as of April 5, 2021, in each case, amending certain provisions of the Purchase Agreement.

C.	The Parties desire to enter into this Amendment to further amend the Purchase Agreement as set forth herein.

agreement

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendments to Purchase Agreement.

(a)	Section 5.18(b) to the Purchase Agreement is hereby amended and restated in full as follows:

“(b) Buyer shall, during the period following Buyer’s receipt of the Initial Schedule Update until May 28, 2021 (the “Review Period”), have the option to notify Seller in writing of Buyer’s intention to terminate this Agreement by reason of any matter disclosed in the Initial Schedule Update unless an acceptable amendment, adjustment or other modification to this Agreement is made by written agreement of the Seller Parties and Buyer. If the Seller Parties and Buyer are unable to agree on such modification or adjustment within three (3) Business Days of such notice from Buyer, Buyer shall have the right, by written notice delivered to Seller at any time thereafter but prior to the Closing, either to (i) accept the Initial Schedule Update and proceed with the Closing notwithstanding the information disclosed in the Initial Schedule Update, or (ii) terminate this Agreement by delivery of written notice to Seller.”

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(b)	Section 8.1(d) of the Purchase Agreement is hereby amended by deleting the words “April 30, 2021” and inserting “May 28, 2021” in place of such deleted words, such that the “End Date” for purposes of the Purchase Agreement shall be May 28, 2021;

2.	Full Force and Effect. Except as modified or amended hereby, the provisions, conditions and terms of the Purchase Agreement shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Purchase Agreement and this Amendment, the provisions of this Amendment shall govern and control.

3.	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Buyer:

ASSISTED 4 LIVING, INC.

By:	/s/ Janet Huffman
Name:	Janet Huffman
Its:	Chief Financial Officer

Seller Parties:

TRILLIUM HEALTHCARE GROUP, LLC

By:	/s/ Shayne Bench
Name:	Shayne Bench
Its:	Chief Financial Officer

/s/ RICHARD T. MASON
RICHARD T. MASON

/s/ G. SHAYNE BENCH
G. SHAYNE BENCH

[Signature page to Third Amendment to Membership Interest Purchase Agreement]